Exhibit 10.1

November 13, 2007

Mr. Kim S. Fennebresque
Chairman and Chief Executive Officer
Cowen Group, Inc.
1221 Avenue of the Americas
14th Floor
New York, NY 10020

Dear Mr. Fennebresque:

This letter shall constitute your agreement (“Agreement”) relating to your employment with Cowen Group, Inc. (including any successor entity or its holding company, collectively “Cowen,” or the “Company”), effective as of November 13, 2007, and amends and restates the employment agreement dated March 14, 2006 (the “Prior Agreement”). The terms and conditions of your employment and compensation are set forth below.

1.             Position, Duties and Responsibilities.

(a)           Cowen shall continue to employ you as Chairman of the Board of Directors and Chief Executive Officer of Cowen Group, Inc. and Cowen and Company, LLC. You shall devote your full time and efforts to the performance of all of the duties associated with those positions and titles as well as any and all other related duties that the Board of Directors of Cowen may designate or assign to you.

(b)           During your employment in your capacity described in Paragraph 1(a) above (hereinafter, “Employment”), you may not, without the prior written consent of Cowen, accept an appointment, whether or not for remuneration, as Director, Officer or Manager of a company or business that is not affiliated with Cowen. This provision shall not apply in the event of your service as a Senior Advisor pursuant to Paragraph 6(f) herein; provided, however, that you shall continue to be prohibited from any affiliation with a direct competitor of Cowen while serving as a Senior Advisor without the prior written consent of Cowen, which shall not be unreasonably withheld.

(c)           Except as permitted by Paragraph 1(b) herein, you shall continue to be subject to and comply with Cowen’s Code of Conduct, Conflict of Interest Policy, Employee Investment Policy, customary compliance policies and all other policies, rules and practices applicable to Cowen employees of similar rank and status, as now existing or as subsequently modified or supplemented by Cowen in its sole discretion.

2.             Term.

(a)          Your Employment shall continue through December 31, 2010 (the “Term”), subject to the provisions in Paragraph 2(c) below and the provisions in Paragraph 6 herein concerning Termination of Employment.

(b)           For purposes of this Agreement, “IPO” shall mean the initial public offering of shares of Cowen on July 12, 2006.

(c)           In the event this Agreement is not otherwise renewed prior to December 31, 2010, it shall automatically renew on an annual basis on January 1 of each successive year, on the same terms and conditions as set forth herein. Notice of intent not to renew the Term must be provided in writing at least ninety (90) days prior to the relevant January 1. Delivery of a notice of intent not to renew, if by the Company, shall be made by the Office of the General Counsel, upon the direction of the Board of Directors.

3.             Base Salary and Annual Bonus. For each calendar year during the Term (commencing with calendar year 2007) in which you remain employed by Cowen, you will be paid a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum, less applicable tax and payroll deductions, payable in accordance with Cowen’s prevailing payroll practices. The base salary in effect at any time during the Term is referred to herein as “Base Salary.” In addition, for each such calendar year in which you are employed by Cowen, you shall be entitled to earn an annual performance-based bonus pursuant to a Company bonus plan as determined by the Compensation Committee of the Board of Directors of Cowen. The total annual bonus that may be earned by you for any year during the Term is referred to herein as the “Annual

Bonus.” Your Annual Bonuses for the 2007 through 2010 calendar years, and for any years thereafter, may, at the discretion of the Board of Directors of Cowen, and consistent with other senior executives of Cowen, include a certain percentage of shares, restricted shares, options, or other form of equity ownership in Cowen.

4.             Benefits. During the Term, Cowen shall continue to provide you benefits, on the same basic terms and conditions it customarily applies to Cowen Managing Directors, including life insurance, medical insurance, disability insurance, holidays, vacation, 401(k) plan (if otherwise eligible), pension and other employee benefits more particularly described in Cowen’s summary benefits booklets, or as subsequently modified, changed or discontinued by Cowen. All such benefits shall be provided in accordance with the terms and eligibility requirements of their respective plans. In addition, Cowen shall provide you with a car and a driver, subject to your reasonable satisfaction, for the Term of this Agreement. The cost of such car and driver shall be borne by Cowen; subject, however, to an annual aggregate cap of one hundred twenty five thousand dollars ($125,000).

5.             Expenses. All documented and verified, reasonable and necessary expenses which you incur in connection with the performance of your duties hereunder shall be reimbursed in accordance with Cowen’s general policies.

6.             Termination of Employment.

(a)           Death or disability. Your Employment shall terminate on your death. If you become disabled, Cowen may terminate your Employment by giving you thirty (30) days written notice of its intention to terminate this Agreement. In such event, your Employment shall be terminated unless you return to full-time performance of your duties within such thirty (30) day period. “Disabled”, as used herein, shall mean “Disability,” as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Disputes on the issues of disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors. Upon termination under this Paragraph 6(a), you or your estate shall be entitled to receive only that portion of your Base Salary and any benefits or compensation that have been earned, but unpaid, as of the date of termination and a pro-rata share of any Annual Bonus due for the year in which your Employment terminates, taking into account the number of days that you were employed during the year during which termination occurs and based on actual corporate performance. In addition, any outstanding equity awards, including but not limited to any equity awards described in Paragraph 8 of this Agreement, shall become fully vested and exercisable and any restrictions thereon shall lapse. Any outstanding stock options shall remain exercisable for the remainder of the respective terms of such stock options.

(b)           Cause. Nothing herein shall prevent the Board of Directors of Cowen from terminating your Employment for any reason, including for Cause. “Cause” shall mean:

(i)                                     fraud, dishonesty, gross negligence or substantial misconduct in the performance of your duties and responsibilities;

(ii)                                  any wrongful act that materially adversely affects the business or reputation of Cowen, including, but without limitation, breach of a fiduciary duty and/or intentional material violations of Cowen policies or any violation of law;

(iii)                               your failure or refusal, after written notice of such failure or refusal has been given to you by the Office of the General Counsel, upon the direction of the Board of Directors, in any material respect, to perform faithfully or diligently, the provisions of this Agreement or the duties of your position, including, by way of example and not of limitation, the failure or refusal to follow instructions reasonably given in the course of employment, or violation of any material duty to Cowen.

Upon termination of your employment for Cause you shall be entitled to receive only your Base Salary and any other benefits or compensation that have been earned or vested in accordance with the terms of the relevant plans, if any, pursuant to which such benefits or compensation were awarded, but unpaid, as of the date of termination. You shall not be entitled to any unpaid Annual Bonus whatsoever for the year of termination.

(c)           Resignation/Voluntary Termination without Good Reason. In the event you resign or terminate your Employment with Cowen of your own volition without Good Reason (as defined below) prior to the expiration of the Term, you shall be entitled to receive only your Base Salary and any benefits or compensation that have been earned or vested in accordance with the terms of the relevant plans, if any, pursuant to which such benefits or compensation were awarded, but unpaid, as of the date of termination of your Employment. You shall not be entitled to any unpaid Annual Bonus whatsoever for the year of termination; however, the Board of Directors, in its sole discretion, may award you a bonus in an amount to be determined upon a recommendation of the Compensation Committee and as approved by the Board of Directors. You shall also be required to comply with the notice provision of Paragraph 9.

(d)           Good Reason. For purposes of this Agreement, you shall have “Good Reason” to terminate your Employment hereunder (1) upon a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given by you to the Company, (2) upon action by the Company resulting in a material diminution of your title, duties, responsibilities or authority or (3) upon the Company’s relocation of your principal place of employment to a location more than twenty-five (25) miles outside of New York City.

(e)           Company-Initiated Termination Other Than for Cause or Resignation/Voluntary Termination for Good Reason. Cowen, in its discretion, or you may terminate your Employment at any time and for any reason during the Term or upon its expiration. In the event that your Employment terminates during the Term, other than for death, disability, Cause, or your resignation/voluntary termination without Good Reason, you shall be entitled to receive a lump sum cash payment equal to that portion of your Base Salary and any other benefits or compensation earned but unpaid as of the date of termination plus an amount (the “Severance Amount”) equal to the greater of (x) Four Million Dollars ($4,000,000) or (y) two times the sum of your Base Salary plus Annual Bonus for the previous year, less applicable tax and payroll deductions. In addition, any outstanding equity awards, including but not limited to any equity awards described in Paragraph 8 of this Agreement, shall become fully vested and exercisable and any restrictions thereon shall lapse, provided you have not otherwise violated the terms of the award agreement pursuant to which such equity awards were granted. Any outstanding stock options shall remain exercisable for the remainder of the respective terms of such stock options. You will also be required to sign the standard Cowen severance agreement and release in order to receive the Severance Amount. Such compensation shall be paid to you within thirty (30) days of the date of termination of your Employment, assuming you have signed the severance agreement referred to in the prior sentence.

(f)            Senior Advisor. When, by reason of expiration of the Term (other than as a result of your termination of Employment pursuant to Paragraph 6(a) through (e) hereof, except as provided in Paragraph 7(b) hereof), you cease to serve as the Chairman and Chief Executive Officer of Cowen, provided you are otherwise an employee in good standing at that time, and continuing until the end of the calendar year of your seventieth (70th) birthday, Cowen will employ you as a Senior Advisor. In that capacity, you will be entitled to receive an annual base salary of two hundred fifty thousand dollars ($250,000). Your duties and responsibilities shall be limited to providing advice and counsel to the Chief Executive Officer of Cowen regarding strategic initiatives and other matters to be mutually agreed upon; provided, however, that your time commitment to Cowen as a Senior Advisor shall not exceed twenty percent (20%) of the average level of bona fide services performed by you on behalf of Cowen during the thirty-six (36) month period immediately preceding the commencement of your service as a Senior Advisor. Cowen will also provide you with an appropriate office of your choosing (of approximately 500 square feet and to be located, at Cowen’s election, either within the contiguous space of the then-existing Cowen offices, or if not, then in comparable space within midtown Manhattan, New York City) and an assistant of your choosing. In addition, you shall have reasonable use of and access to Cowen document processing, technical support and facilities for assistance with speeches, books and other similar projects, the costs of which will be borne by Cowen. During your service as Senior Advisor, you, your spouse and your eligible dependents shall continue to receive health and medical benefits, consistent with the same basic terms and conditions then existing and applied to Cowen Managing Directors. All such health and medical benefits shall be provided in accordance with the terms and eligibility requirements of their respective plans, but in no event on terms that are less favorable than those then existing and applied to Cowen Managing Directors . Upon ninety (90) days written notice, you may terminate your service as a Senior Advisor. Upon the expiration of your service as a Senior Advisor or upon the event of your seventieth (70th) birthday, whichever is earlier, you, your spouse and your eligible dependents shall have the right to continue to be eligible to participate in the Company’s health and medical benefit plans for the remainder of your lifetime and the lifetime of your spouse, consistent with the same basic terms and conditions then existing and applied to Cowen Managing Directors at that time. If you so elect to continue to participate in the Company’s health and medical benefit plans, you will be responsible for paying the full cost of all premiums associated with such coverage; provided, however, to the extent your participation in the Company’s health and medical benefit plans results in the inclusion of income to you, the Company shall pay to you an additional amount such that your participation in such health and medical benefit plans, after paying any federal, state and local income and employment taxes related to such participation, shall result in no after-tax expense to you. Your employment as a Senior Advisor may only be terminated for “Cause”, as that term is defined in paragraph 6(b)

herein, following a unanimous vote of the Board of Directors of the Company, excluding you. Except as specified in Paragraph 1(b) herein, during your service as a Senior Advisor, you shall be subject to the applicable policies and procedures of Cowen.

(g)           Offset. In the event of termination, Cowen may offset, to the fullest extent permitted by law, any amounts due to Cowen from you, or advanced or loaned to you by Cowen, from any monies owed to you or your estate by reason of your termination.

(h)           Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A, no payment that is “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of your separation from service (as defined in Section 409A)(or such earlier date as may be permitted by Section 409A). In such event, the payments subject to the six (6)-month delay will be paid in a lump sum on the earliest permissible payment date.

7.             Change in Control.

(a)           Upon a Change in Control (as defined below) during the Term, any outstanding equity awards, including but not limited to any equity awards described in Paragraph 8 of this Agreement, shall become fully vested and exercisable and any restrictions thereon shall lapse. Any outstanding stock options shall remain exercisable for the remainder of the respective terms of such stock options.

(b)           Upon your termination of Employment (other than for Cause or resulting from your death or Disabilty) following a Change in Control (as defined below) during the Term, you shall be entitled to the benefits described in Paragraph 6(c) or (e), as the case may be, and you shall be entitled to commence employment with Cowen as a Senior Advisor, as described in Paragraph 6(f); provided, however, that in the event of a Company-initiated termination other than for Cause or a resignation/voluntary termination for Good Reason, in lieu of the Severance Amount set forth in Paragraph 6(e), you shall be entitled to receive an amount (the “Change in Control Severance Amount”) equal to the greater of (x) Six Million Dollars ($6,000,000) or (y)

three times the sum of your Base Salary plus Annual Bonus for the previous year, less applicable tax and payroll deductions.

(c)           For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)                                     any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended by such directors, provided, that no Change of Control for this purpose shall be deemed to occur by virtue of (i) the death, disability, retirement or voluntary resignation of any directors or (ii) the resignation, removal or other departure of any director under circumstances involving cause or under circumstances involving the affirmative vote, approval or acceptance of such departure by a majority of the remaining directors; or

(iii)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities; or

(iv)                              the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition, directly, or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale and other than a sale.

“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any subsidiary corporation, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (5) an individual, entity or group which, pursuant to Rule 13d-l promulgated pursuant to the Exchange Act, is permitted to, and actually does, report its beneficial ownership of securities of the Company on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall thereupon become a “Person” and shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Company securities beneficially owned by it on such date.

8.             Cowen IPO:  This will confirm that in connection with the Cowen IPO, you received a certain amount of Cowen shares with a determined value and subject to a specific vesting schedule, as more fully described in the Award Agreement dated July 11, 2006.

9.             Notice of Retirement, Resignation or Termination of Employment. During the Term of this Agreement, you will not voluntarily retire, resign or otherwise terminate your employment relationship with Cowen or any of its affiliates, except for Good Reason as set forth in Paragraph 6(d), without first giving Cowen at least 180 days prior written notice of the effective day of your retirement, resignation or other termination. Such written notice shall be sent, by certified mail, to Cowen Group, Inc., Attn: General Counsel, 1221 Avenue of the Americas, New York, NY 10020.

Cowen retains the right to waive the notice requirement in whole or in part. Cowen may, but shall not be obligated to, provide you with work at any time after such notice is given pursuant to this paragraph and the Cowen may, in its discretion, in respect of all or part of an unexpired period of notice: (i) require you to comply with such conditions as it may specify in relation to transitioning your duties and responsibilities, (ii) assign you other duties or (iii) withdraw any powers vested in, or duties assigned to, you.

10.           Non-Solicitation.

(a)           You agree that if you are terminated during the Term or within one year following the expiration of the Term of this Agreement, other than a termination of your employment from Cowen due to a Change in Control, as defined in Paragraph 7(b), you will not, for a period of six (6) months, without the Cowen’s prior written consent, directly or indirectly, (a) solicit or induce, or cause others to solicit or induce, any employees of the Cowen to leave Cowen, or in any way modify their relationship with Cowen (except your current assistant(s)), (b) hire or cause others to hire any employees of Cowen, (c) encourage or assist in the hiring process of any employees of the Cowen or in the modification of any such employee’s relationship with Cowen, or cause others to participate, encourage or assist in the hiring process of any employees of Cowen.

(b)           In addition, you agree that if you are terminated during the Term or within one year following the expiration of the Term of this Agreement, other than a termination of your Employment from Cowen due to a Change in Control, as defined in Paragraph 7(b), you will not, for a period of 90 days, directly or indirectly solicit the trade or patronage of any clients or customers or any prospective clients or customers of Cowen with respect to any products, services, trade secrets or other matters in which Cowen is active.

11.           Non-Disclosure of Confidential Information. You will not at any time, whether during your Employment or following the termination or expiration of your Employment, for any reason whatsoever, and forever hereafter, directly or indirectly disclose or furnish to any firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of Cowen with respect to any respect of its operations or affairs. “Confidential or proprietary information” shall mean information generally unknown to the public to which you gain access by reason of your employment by Cowen and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, salaries and employment benefits, and operational costs. This provision survives the expiration of the term of this Agreement.

12.           Return of Company Property and Company Work Product. All records, files, memoranda, reports, customer information, client lists, documents, equipment, and the like, relating to the business of Cowen which you prepared or came into contact with while you were an employee of Cowen, shall remain the sole property of Cowen. You agree that on request by Cowen, and in any event upon the termination of your Employment, you shall turn over to Cowen all documents, papers, or other material in your possession and under your control which may contain or be derived from confidential information, together with all documents, notes, or other work product which is connected with or derived from your services to Cowen whether or not such material is in your possession. You agree you shall have no proprietary interest in any work product developed or used by you and arising out of employment by Cowen. This provision survives the expiration of the term of this Agreement.

13.           Remedies and Rights to Injunctive Relief. In the event of a breach by you of your obligation under this Agreement, Cowen, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. You acknowledge that Cowen shall suffer irreparable harm in the event of a breach or prospective breach of Paragraphs 9, 10, 11 and 12 hereof and monetary damages would not be adequate compensation. Accordingly, Cowen shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County. You waive the defense that a remedy at law would be adequate. You further agree that Cowen and its affiliates shall be entitled to recover all costs and expenses (including attorney’s fees) incurred in connection with the enforcement of Cowen’s rights under this Agreement.

14.           Arbitration.

(a)           Other than as may be permitted by current securities industry regulations, any disagreement or controversy arising out of or relating to the terms of your Employment as specified herein shall be submitted for resolution to arbitration before three arbitrators in accordance with the then prevailing Rules of the New York Stock Exchange, the NASD. The arbitration shall be held in the City of New York. The award rendered in said proceeding shall be final and binding upon both parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

(b)           The arbitrators shall not have authority to amend, alter, modify, add to or subtract from the provisions hereof. The award of the arbitrators, in addition to granting the relief prescribed above and such other relief as the arbitrators may deem proper, may contain provisions commanding or restraining acts or conduct of the parties or their representatives and may further provide for the arbitrators to retain jurisdiction over this Agreement and the enforcement thereof. If either party shall deliberately default in appearing before the arbitrators, the arbitrators are empowered, nonetheless, to take the proof of the party appearing and render an award thereon.

(c)           Following a Change in Control, you shall be entitled to reimbursement for all reasonable attorneys’ fees and expenses in connection with any dispute proceedings to the extent the arbitrator determines that you are entitled to such reimbursement.

15.           Notices. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may designate in writing.

To:	To:
Mr. Kim S. Fennebresque	Cowen Group, Inc.
800 Park Avenue	General Counsel
New York, NY 10021	1221 Avenue of the Americas
And	New York, NY 10020
Cowen Group, Inc. 1221 Avenue of the Americas New York, NY 10020

Any notice delivered personally under this Paragraph shall be deemed given on the date delivered, and any notice set by certified mail, postage prepaid, return receipt requested, shall be deemed given on the dated mailed.

16.           Severability. Should any provision herein be rendered or declared legally invalid or unenforceable by a court of competent jurisdiction or by the decision of an authorized governmental agency, such invalidation of such part shall not invalidate the remaining portions thereof.

17.           Other Agreements. You represent and warrant that you are not a party to any agreement or bound by an obligation which would prohibit you from accepting and agreeing hereto or fully performing the obligations hereunder.

18.           Complete Agreement. The provisions herein contain the entire agreement and understanding of the parties and fully supersede any and all prior agreements or understandings between them pertaining to the subject matter hereof, including the Prior Agreement. There have been no representations, inducements, promises or agreements of any kind which have been made by either party, or by any person acting on behalf of either party, which are not embodied herein. The provisions hereof may not be changed or altered except in writing duly executed by you and a duly authorized agent of Cowen.

19.           No Rule of Strict Construction. The language contained herein shall be deemed to be that approved by all parties hereto and no rules of strict construction shall be applied against any party hereto.

20.           Applicable Law. The interpretation and application of the terms herein shall be governed by the laws of the State of New York without regard to principles of conflict of laws.

21.           No Waiver. Any failure by either party to exercise its rights to terminate this Agreement or to enforce any of its provisions shall not prejudice such party’s rights of termination or enforcement for any subsequent or further violations or defaults by the other party.

22.           Titles. Titles to the paragraphs in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph.

23.           Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

24.           Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be interpreted accordingly. In the event that any provision of this Agreement would or may cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void and you and the Company agree to amend or restructure this Agreement, to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.

25.           Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon your heirs, executors, administrators, successors and legal representatives and shall inure to the benefit of, and be binding upon Cowen and its successors and assigns. You shall not assign, delegate, subdelegate, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any rights, obligations or duties hereunder, and any such attempted delegation or disposition shall be null and void and without any force or effect; provided, however, that nothing contained herein shall prevent you from designating beneficiaries for insurance, death or retirement benefits.

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If you agree to the terms set forth in this Agreement please acknowledge your agreement by signing the signature line set forth below.

Sincerely,

COWEN GROUP, INC.

		By:	/s/ J. Kevin McCarthy
J. Kevin McCarthy
General Counsel

AGREED AND ACCEPTED

Signed:	/s/ Kim S. Fennebresque
Kim S. Fennebresque

Date:	November 13, 2007